Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Boston Omaha Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Securities Offered by the Selling Stockholders
Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity–	Common Stock, par value $ 0.001 per share–	Rule 457(c)	–		–
Total	n/a	Rule 457(c)	1,018,660	$27.03(1)	$27,534,379.80	0.0000927	$2,552.43
Total Offering Amount/Registration Fee					$27,534,379.80		$2,552.43
Net Fee Due							$2,552.43

(1)   Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $27.31 (high) and $26.75 (low) sale price of the Registrant's Class A common stock as reported on the New York Stock Exchange on August 31, 2022, which date is within five business days prior to filing this Registration Statement.